UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2/A

Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 NETFONE, INC.
(Name of small business issuer in its charter)

Nevada	4813	98-0438201
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 1108 – 1030 West Georgia Street Vancouver, BC, V6E 2Y3 604-674-3410
(Address and telephone number of principal executive offices)

Suite 1108 – 1030 West Georgia Street Vancouver, BC, V6E 2Y3 604-674-3410
(Address of principal place of business or intended principal place of business)

Rafeh Hulays, President Netfone, Inc. Suite 1108 – 1030 West Georgia Street Vancouver, BC, V6E 2Y3 604-674-3410

(Name, address and telephone number of agent for service)

Copy of communications to:

William L. Macdonald
Clark Wilson LLP
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [	]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock to be offered for resale by selling stockholders	4,000,000	$0.05(2)	$200,000	$23.54
Common Stock to be offered for resale by selling stockholders upon exercise of share purchase warrants	8,000,000	$0.05 (2)	$400,000	$50.68
Total Registration Fee	12,000,000	$0.05 (2)	$600,000	$76.02

(1)    An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)    Based on the last sales price pursuant to a private placement on August 31, 2004. The selling security holders will sell their shares of our common stock at a fixed price of $0.05 per share. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

(3)    Estimated in accordance with Rule 457(a) solely for the purpose of computing the amount of the registration fee based on a bona fide estimate of the maximum offering price.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS	Subject to Completion
______________, 2005

Netfone, Inc.

12,000,000 Shares of Common Stock of Netfone, Inc.

_________________________________

The prospectus relates to the resale by certain selling stockholders of Netfone, Inc. of up to 12,000,000 shares of our common stock in connection with the resale of:

- up to 4,000,000 shares of our common stock issued in a private placement on August 31, 2004; and

- up to 8,000,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 31, 2004.

The selling security holders will sell their shares of our common stock at a fixed price of $0.05 per share until such time as our stock is listed on a national exchange or quoted on an electronic quotation system, and thereafter at prevailing market prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market although we intend to do so in the future. We will not receive any proceeds from the resale of shares of common stock by the selling security holders. We have not received proceeds from the exercise of warrants to purchase shares of common stock that are presently outstanding. We will pay for the expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

The date of this prospectus is ____________________, 2005.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
Page Number
PROSPECTUS SUMMARY	5-6
RISK FACTORS	6-14
FORWARD LOOKING STATEMENTS	14
SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE	14
THE OFFERING	14-15
USE OF PROCEEDS	15
DETERMINATION OF OFFERING PRICE	15
PRIVATE PLACEMENTS	15
SELLING SECURITY HOLDERS	15-17
PLAN OF DISTRIBUTION	17-19
LEGAL PROCEEDINGS	19
LEGAL MATTERS	19
MANAGEMENT	19-21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	21-22
DESCRIPTION OF SECURITIES	22
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	23
INTEREST OF NAMED EXPERTS AND COUNSEL	23
EXPERTS	23
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	23-24
DESCRIPTION OF PROPERTY	24
DESCRIPTION OF BUSINESS	24-30
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	31-35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	36
DIVIDEND POLICY	36
EXECUTIVE COMPENSATION	37
WHERE YOU CAN FIND MORE INFORMATION	38
FINANCIAL STATEMENTS	39

SUMMARY

Our Business

We are in the business of acting as an Internet Protocol voice Application Service Provider. We were incorporated in the State of Nevada on June 8, 2004. From the inception of our business on June 8, 2004, we were engaged in the development of communication technology and services for Internet protocol or, IP, telephony and video applications.

The address of our principal executive office is Suite 1108 – 1030 West Georgia Street, Vancouver, BC, Canada, V6E 2Y3. Our telephone number is 604-676-3410.

We have one subsidiary, Netfone Services, Inc., a Canadian corporation incorporated on June 30, 2004.

Number of Shares Being Offered

The prospectus relates to the resale by certain selling stockholders of Netfone, Inc. of up to 12,000,000 shares of our common stock in connection with the resale of:

- up to 4,000,000 shares of our common stock issued in a private placement on August 31, 2004; and

- up to 8,000,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 31, 2004.

Number of Shares Outstanding

There are 12,000,000 shares of our common stock issued and outstanding as at March 15, 2005. We have no other securities issued.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of those shares of common stock being offered for sale by the selling security holders. We will receive proceeds of $1,200,000 upon exercise of all of the share purchase warrants (assuming all share purchase warrants are exercised at their current respective exercise prices prior to expiry). Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements for the period from incorporation on June 8, 2004 to September 30, 2004 and our unaudited interim financial statements for the three-month period ended December 31, 2004, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis or Plan of Operation” beginning on page 28 of this prospectus.

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

	For period from incorporation on June 8, 2004 to September 30, 2004	For the three-month period ended December 31, 2004
Revenue	Nil	Nil
Net Loss for the Period	(34,665)	(42,995)
Loss Per Share - basic and diluted	(0.00)	(0.00)
	As at September 30, 2004	As at December 31, 2004
Working Capital	152,957	99,329
Total Assets	184,825	144,851
Total Stockholders’ Equity	172,780	131,144
Deficit	34,665	77,660


RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating Netfone and its business before purchasing shares of common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks associated with our business

The fact that we have not earned any revenues since our incorporation raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will continue to incur operating expenses without revenues until we are in commercial deployment. We had cash in the amount of $155,199 as of September 30, 2004 and $97,556 as of December 31, 2004. We estimate our average monthly operating expenses to be approximately $12,000 each month. As a result, we need to generate significant revenues from our operations or acquire financing. We cannot assure that we will be able to successfully explore and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our financial statements for the period from incorporation on June 8, 2004 to September 30, 2004.

We have been unable to fund our operations with internally generated funds because our business has not generated any revenue. Without additional financing, we will need to generate funds internally to fund our operations during the fiscal year ending September 30, 2005 or we will be unable to continue our operations and business.

As of September 30, 2004 and December 31, 2004, we had cash in the amount of $155,199 and $97,556 respectively. We currently do not have any operations which generate any income or cash flow. We have not generated any revenues since our incorporation and we have required and will continue to require substantial capital to fund the operation and development of our business (estimated at $156,000 to $222,000 for the 12 month period ending December 31, 2005). We will not generate any material funds internally in the near future. If we are unable to generate revenue from our business during the fiscal year ending September 30, 2005, we may be forced to delay, scale back, or eliminate our sales activities. If any of these actions were to become necessary, we may not be able to

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continue to operate our business and if this event happens, then there is a substantial risk our business would fail.

We have not generated any revenue from our business and we may need to raise additional funds in the near future. If we are not able to obtain future financing when required, we might be forced to discontinue our business.

Because we have not generated any revenue from our business and we cannot anticipate when we will be able to generate revenue from our business, we will need to raise additional funds for the future development of our business and to respond to unanticipated requirements or expenses. We anticipate that we will need to raise further financing for the 12 month period ending December 31, 2005 in the approximate amount of $125,000. We do not currently have any arrangements for financing and we can provide no assurance to investors we will be able to find such financing if required. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders. Furthermore, there is no assurance that we will not incur debt in the future, that we will have sufficient funds to repay our future indebtedness or that we will not default on our future debts, jeopardising our business viability. Finally, we may not be able to borrow or raise additional capital in the future to meet our needs or to otherwise provide the capital necessary to conduct business, which might result in the loss of some or all of your investment in our common stock.

The loss of Rafeh Hulays may affect our ability to raise additional capital.

Our President, Secretary and Treasurer, Rafeh Hulays, was instrumental in the development of our business and the development of our fund raising strategy and locating the sources of our capital. Our ability to raise additional capital depends upon the continued service and performance of Mr. Hulays.

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our officers and directors, in the aggregate, beneficially own 67% of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we have two directors, deadlocks may occur in our board’s decision-making process, which may delay or prevent critical decisions from being made.

Given that we have an even number of directors, deadlocks may occur when such directors disagree on a particular decision or course of action. Our Articles and by-laws do not contain any mechanisms for resolving any potential deadlocks. While our directors are under a duty to act in the best interest of our company, any deadlocks may impede the further development of our business in that such deadlocks may delay or prevent critical decisions regarding our development.

The VOIP telephony market is subject to rapid technological change and we depend on new product introduction in order to maintain and grow our business.

VOIP telephony is an emerging market that is characterized by rapid changes in customer requirements, frequent introductions of new and enhanced products and services, and continuing and rapid technological advancement. To compete successfully in this emerging market, we must continue to design, develop, and sell new and enhanced VOIP telephony services that provide increasingly higher levels of performance and reliability at lower cost. These new and enhanced products and services must take advantage of technological advancements and changes, and respond to new customer requirements. Our success in designing, developing, and selling such products and services will depend on a variety of factors, including:

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•	the identification of market demand for new products and services;
•	the scalability of our deployed VOIP telephony platforms;
•	product and feature selection;
•	timely implementation of product and service offering;
•	service performance;
•	cost-effectiveness of service; and;
•	success of promotional efforts.

We currently deploy VOIP software (SIP Proxy and Media Servers – server software used to run a VOIP network) and hardware (PSTN Gateways that translate between VOIP calls and traditional telephony) from vendors which we will use to serve telephony applications to our customers. Should these vendors fail or stop adding features to their platform, our ability to effectively compete will be affected.

Additionally, we may also be required to collaborate with third parties to deploy services and may not be able to do so on a timely and cost-effective basis, if at all. We have in the past experienced delays in the deployment of our services and such delays will likely occur in the future. If we are unable, due to resource constraints or technological or other reasons, to develop and introduce new or enhanced services in a timely manner, if such new or enhanced services do not achieve sufficient market acceptance, or if such new services introductions decrease demand for existing services, our operating results would decline and our business would not grow.

Decreasing telecommunications rates may diminish or eliminate our competitive pricing advantage.

Decreasing telecommunications rates may diminish or eliminate the competitive pricing advantage of our services. International and domestic telecommunications rates have decreased significantly over the last few years in most of the markets in which we operate, and we anticipate that rates will continue to be reduced in all of the markets in which we do business or expect to do business. Users who select our services to take advantage of the current pricing differential between traditional telecommunications rates and our rates may switch to traditional telecommunications carriers as such pricing differentials diminish or disappear, and we will be unable to use such pricing differentials to attract new customers in the future. In addition, our ability to market our services to other service providers depends upon the existence of spreads between the rates offered by us and the rates offered by traditional telecommunications carriers, as well as a spread between the retail and wholesale rates charged by the carriers from which we obtain wholesale services. Continued rate decreases will require us to lower our rates to remain competitive and will reduce or possibly eliminate our gross profit from our services. If telecommunications rates continue to decline, we may lose users for our services.

We are a small company with limited resources compared to some of our current and potential competitors and we may not be able to compete effectively and increase market share. Also intense competition in the markets in which we compete could prevent us from increasing or sustaining our revenue and prevent us from achieving profitability.

Most of our current and potential competitors have longer operating histories, significantly greater resources and name recognition and a larger base of customers than we have. As a result, these competitors may have greater credibility with our existing and potential customers. They also may be able to adopt more aggressive pricing policies and devote greater resources to the development, promotion and sale of their products than we can to ours. Our competitors may also offer bundled service arrangements offering a more complete product despite the technical merits or advantages of our products. These competitors include traditional telephone service providers, such as Telus and Bell and cable television companies, such as Shaw and Rogers. They also include VOIP competitors such as Vonage and Primus Canada. Competition could decrease our prices, reduce our sales, lower our gross profits and/or decrease our market share.

Our competitors, such as local exchange carriers and cable television providers, may be able to bundle services and products that we do not offer together with long distance or VOIP telephony services. These services could include wireless communications, voice and data services, Internet access and cable television. This form of bundling would

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put us at a competitive disadvantage if these providers can combine a variety of services offerings at a single attractive price. To be competitive, we must continue to invest significant resources in research and development, sales and marketing, and customer support. We may not have sufficient resources to make these investments or to make the technological advances necessary to be competitive, which in turn will cause our business to suffer and restrict our profitability potential.

Our success depends on third parties in our distribution channels.

We intend to sell our products direct to consumers and through resellers, and will be focusing efforts on our distribution channels. Our future revenue growth will depend in large part on sales of our products through reseller and other distribution relationships. We may not be successful in developing distribution relationships. Entities that distribute our products may compete with us. In addition, distributors and resellers may not dedicate sufficient resources or give sufficient priority to selling our products. Our failure to develop distribution channels, the loss of a distribution relationship or a decline in the efforts of a material reseller or distributor could prevent us from generating sufficient revenues to become profitable.

We need to retain key personnel to support our products and ongoing operations.

The development and marketing of our VOIP products will continue to place a significant strain on our limited personnel, management, and other resources. Our future success depends upon the continued services of our executive officers and other key employees and contractors who have critical industry experience and relationships that we rely on to implement our business plan. The loss of the services of any of our officers (specifically Rafeh Hulays), key employees, (we currently have one employee, Jan Forcier) and contractors could delay the development and introduction of, and negatively impact our ability to sell our products which could adversely affect our financial results and impair our growth. We currently do not maintain key person life insurance policies on any of our employees. We currently have one full time staff and several contractors including the president of the company Rafeh Hulays. We have a consulting agreement with our president, Rafeh Hulays, which is terminable at the will of either party. The agreement is non-exclusive and, as a result, Mr. Hulays may provide consulting services to other companies, on the condition that such services do not conflict with the terms of our consulting agreement. Should Mr. Hulays provide consulting services to another company, this would detract from the attention paid to our operations and as a result would slow our product development and marketing efforts.

We rely on third-party companies products for our VOIP service. These include the application servers and the terminal adapter located at the customer’s location. Any delay, interruption or financial difficulties by these vendors would result in delayed or reduced shipments to our customers and may harm our business.

We do not have long-term purchase agreements with any of our suppliers. There can be no assurance that our suppliers will be able to or willing to reliably deliver products, in volumes, on a cost-effective basis or in a timely manner. For our VOIP terminal adaptors that are used with our service, we rely on the availability of these devices from the vendors. For our application server software and services, we rely on vendors whose financial stability or commitment to the service is unknown to us.

We rely on subcontractors for the programming and maintenance of critical elements of our products and services. This includes the web-based service sign-up interface, integrating the billing process and the basic maintenance and backup of our servers.

We rely on subcontractors for the design of our web portal (www.netfone.ca), customer sign-up interface, the customization of the user interface and the development of billing modules (credit card transaction modules). While we perform most of the server maintenance internally, we rely on subcontractors for tasks such as firewall protection, application of security patches and regular backup of our servers’ data.

Since we do not have long term contract with these subcontractors with penalty clauses for non-delivery, there is no assurance that they will continue to reliably deliver the above services. Should a subcontractor cease to provide their services to us, our operations will be terminated until such time as we can locate and retain a replacement subcontractor.

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We rely on third party network service providers to originate and terminate substantially all of our public switched telephone network calls.

Our service depends on the availability of third party network service providers that provide telephone numbers and public switched telephone network (PSTN) call termination and origination services for our customers. These network service providers supply us with digital telephone lines and numbers that interface to our VOIP network through Netfone’s owned gateways. Many of these network service providers have been affected by the downturn in the telecommunications industry and may be forced to terminate the services that we will depend on. The time to interface our technology to another network service provider, if available, and the time to transfer our customer’s numbers to the new carrier (if at all possible may take up to two months) would impair our operations and ability to generate revenue.

There can be no assurance that any service provider will be able or willing to supply services to us in the future or that we will be successful in signing up alternative or additional providers.

If our products and services do not interoperate with our customers’ networks and back-end processes (such as billing software, customer support software, monitoring software), orders for our products and services will be delayed or cancelled, which could harm our business.

Many of the potential wholesale customers for our service may request that our products and services be designed to interoperate with their existing networks and back-end processes, each of which may have different specifications and use multiple standards. Our customers’ networks and back-end processes may contain multiple generations of products from different vendors that have been added over time. Our products and services must interoperate with these products as well as with future products in order to meet our customers’ requirements. In some cases, we may be required to modify our products and services to achieve a sale, which may result in a longer sales cycle, increased research and development expense, and reduced operating margins. If our products and services do not interoperate with existing equipment or software in our customers’ networks, installations could be delayed, or orders for our products and services could be cancelled.

We may have difficulty identifying the source of the problem when there is a problem in a network.

Our service must successfully integrate with products from other vendors, such as gateways to traditional telephone systems. As a result, when problems occur in a network, it may be difficult to identify the source of the problem. The occurrence of hardware and software errors, whether caused by our service or another vendor’s products, may result in the delay or loss of market acceptance of our products and any necessary revisions may force us to incur significant expenses.

If we do not develop and maintain successful partnerships for VOIP telephony products, we may not be able to successfully market our solutions.

We are entering into new market areas and our success is partly dependent on our ability to forge new marketing and engineering partnerships. VOIP telephony communication systems are extremely complex and few, if any, companies possess all the required technology components needed to build a complete end to end solution. We will likely need to enter into partnerships to augment our capabilities and to assist us in marketing complete solutions to our targeted customers. We may not be able to develop such partnerships in the course of our product development due to our products not being compatible or our competitors developing such partnerships before we are able to. Even if we do establish the necessary partnerships, we may not be able to adequately capitalize on these partnerships to aid in the success of our business as a result of any potential conflicts, differing strategies or other difficulties with such partners. In addition, such partnerships may require minimum financial commitments on our parts that we may not be able to meet.

The failure of IP networks to meet the reliability and quality standards required for voice and video communications could render our products obsolete.

Circuit-switched telephony networks feature very high reliability, with a guaranteed quality of service. In addition, such networks have imperceptible delay and consistently satisfactory audio quality. Emerging broadband IP

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networks, such as LANs, WANs, and the internet, or emerging last mile technologies such as cable, digital subscriber lines, and wireless local loop, may not be suitable for telephony unless such networks and technologies can provide reliability and quality consistent with these standards. IP networks do not currently have the same reliability as Circuit-switched telephony networks and may never do so in the foreseeable future. This is especially true for the public internet which is used by our subscribers to connect to our service. The public internet suffers from problems associated with traffic congestion and uneven performance.

Future legislation or regulation of the internet and/or voice and video over IP services could restrict our business, prevent us from offering service or increase our cost of doing business.

At present there are few laws, regulations or rulings that specifically address access to or commerce on the Internet, including IP telephony. We are unable to predict the impact, if any, that future legislation, legal decisions or regulations concerning the Internet may have on our business, financial condition, and results of operations. Regulation may be targeted towards, among other things, assessing access or settlement charges, imposing taxes related to internet communications, imposing tariffs or regulations based on encryption concerns or the characteristics and quality of products and services, imposing regulations and requirements related to the handling of emergency 911 services, any of which could restrict our business or increase our cost of doing business. The increasing growth of the broadband IP telephony market and popularity of broadband IP telephony products and services heighten the risk that governments or other legislative bodies will seek to regulate broadband IP telephony and the Internet. In addition, large, established telecommunication companies may devote substantial lobbying efforts to influence the regulation of the broadband IP telephony market, which may be contrary to our interests.

The effects of federal or provincial regulatory actions could have a material adverse effect on our business, financial condition and operating results.

We currently do not offer 911 in any form. We plan to offer a form of 911 service. However the form, shape and timelines for this service are unclear at this point. We may never offer 911 or 911-like service. Government legislation may impose requirements to deliver 911 services to our subscribers with performance criteria that we may be able to meet as it may require capital expenditures we are not financially able to make.

We may lose customers if we experience system failures that significantly disrupt the availability and quality of the services that we provide.

The operation of our service will depend on our ability to avoid and mitigate any interruptions in service or reduced capacity for customers. Interruptions in service or performance problems, for whatever reason, could undermine confidence in our services and cause us to lose customers or make it more difficult to attract new ones. In addition, because our services may be critical to the businesses of our customers, any significant interruption in service could result in lost profits or other loss to our customers. Although we will attempt to disclaim liability in our service agreements, a court might not enforce a limitation on liability, which could expose us to financial loss. In addition, we may provide our customers with guaranteed service level commitments. If we are unable to meet these guaranteed service level commitments as a result of service interruptions, we may be obligated to provide credits, generally in the form of free service for a short period of time, to our customers, which could negatively affect our revenues.

Consumer access to our websites will directly affect our ability to sign new subscribers and the account management services we offer and thus affects our service revenues. We will experience occasional system interruptions that make our websites unavailable or prevent us from efficiently fulfilling orders or providing services to consumers, which may reduce our service revenues and the attractiveness of our products and services. If we are unable to continually add additional software and hardware and upgrade our systems and network infrastructure in an effective manner, it could cause service interruption and adversely affect our ability to deliver the service.

The failure of any equipment or facility on our network, or those of our partners or customers, could result in the interruption of customer service until necessary repairs are made or replacement equipment is installed. Network failures, delays and errors could also result from natural disasters, terrorist acts, power losses, security breaches and computer viruses. These failures, faults or errors could cause delays, service interruptions, expose us to customer liability or require expensive modifications.

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Our success will depend on our ability to handle a large number of simultaneous calls, which our network may not be able to accommodate.

We expect the volume of simultaneous calls to increase significantly as the subscriber base grows. Our network hardware and software may not be able to accommodate this additional volume. If we fail to maintain an appropriate level of operating performance, or if our service is disrupted, our reputation would be harmed and we could lose customers.

Intellectual property and proprietary rights of others could prevent us from using necessary technology to provide IP voice services.

While we do not know of any technologies that are patented by others that we believe are necessary for us to provide our services, certain necessary technology may in fact be patented by other parties either now or in the future. If such technology were held under patent by another person, we would have to negotiate a license for the use of that certain technology. We may not be able to negotiate such a license at a price that is acceptable. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using such technology and offering products and services incorporating such technology.

If we discover product defects, we may have product-related liabilities which may cause us to lose revenues or delay market acceptance of our products.

Products and services as complex as those we will offer frequently contain errors, defects, and functional limitations when first introduced or as new versions are released. We have in the past experienced such errors, defects or functional limitations. We will sell products and services into markets that are extremely demanding of robust, reliable, fully functional products and services. Therefore, delivery of products and services with production defects or reliability, quality or compatibility problems could significantly delay or hinder market acceptance of such products and services, which could damage our credibility with our customers and adversely affect our ability to retain our existing customers and to attract new customers. Moreover, such errors, defects or functional limitations could cause problems, interruptions, delays or a cessation of sales to our customers. Alleviating such problems may require significant expenditures of capital and resources by us. Despite our testing, our suppliers or our customers may find errors, defects or functional limitations in new products and services after commencement of commercial production. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, product repair or replacement costs, claims by our customers or others against us, or the loss of credibility with prospective customers.

Risks associated with our common stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies. As we are a development stage company such fluctuations may negatively affect the market price of our common stock.

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Sales of a substantial number of shares of our common stock into the public market by the selling stockholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock, when and if such market develops. When this registration statement is declared effective, the selling stockholders may be reselling up to 33% of the issued and outstanding shares of our common stock. As a result of such registration statement, a substantial number of our shares of common stock which have been issued may be available for immediate resale when and if a market develops for our common stock, which would have the effect of decreasing the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the selling stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our common stock as the selling stockholders sell the shares of our common stock could encourage short sales by the selling stockholders or others. Any such short sales could place further downward pressure on the price of our common stock, which may result in the loss of some or all of an investment in our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the NADSD’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

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Other risks

Because some of our officers and directors are located in non-U.S. jurisdictions, you may have no effective recourse against the management for misconduct and may not be able to enforce judgement and civil liabilities against our officers, directors, experts and agents.

All of our directors and officers are nationals and/or residents of countries other than the United States, specifically Canada, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Similar difficulties will exist for enforcements of judgments against our Canadian operating subsidiary that we utilize, or any effort to attach the assets of such subsidiary, to the extent that such assets are located outside of the United States.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, or “potential” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” beginning at page 6 that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this prospectus, the terms “we”, “us”, “our”, and “Netfone” mean Netfone, Inc., and our subsidiary, Netfone Services, Inc., unless otherwise indicated.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission (the “SEC”) at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

The prospectus relates to the resale by certain selling stockholders of Netfone, Inc. of up to 12,000,000 shares of our common stock in connection with the resale of:

- up to 4,000,000 shares of our common stock issued in a private placement on August 31, 2004; and

- up to 8,000,000 shares of our common stock which may be issued upon the exercise of certain share purchase warrants issued in connection with the private placement on August 31, 2004.

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The selling stockholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder. We will pay for the costs of this offering.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the respective selling security holders and we will not receive any proceeds from the resale of the common stock by the selling security holders. We will receive proceeds of $1,200,000 upon exercise of all of the share purchase warrants (assuming all share purchase warrants are exercised at their current respective exercise prices prior to expiry). Since we cannot predict when the warrants will be exercised, if ever, we have not earmarked these proceeds for any particular purpose, and we anticipate that any proceeds that we do receive will be added to our general working capital for application to our ongoing operations.

DETERMINATION OF OFFERING PRICE

The selling security holders will sell their shares of our common stock at a fixed price of $0.05 per share. The offering price of $0.05 per share is based on the last sales price of our common stock on August 31, 2004 pursuant to a private placement. The private placement on August 31, 2004 consisted of the sale of one share and two share purchase warrants. However, as the share purchase warrants do not have any intrinsic value until such time as the fair market value of our shares exceeds the exercise price of the warrants, we determined that the appropriate offering price was $0.05 per share in the circumstances. In addition, the offering price does not have any relationship to any established criteria of value, such as book value or earning per share. Furthermore, because we have no significant operating history and have not generated any revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

PRIVATE PLACEMENTS

August 2004 Private Placement

On August 31, 2004, we issued 4,000,000 units to 33 investors (the selling stockholders listed herein), at a price of $0.05 per unit, each unit being comprised of one share of our common stock and two share purchase warrants. Each Series A share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.10 per share for a period of one year from August 31, 2004 and each Series B share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.20 per share for a period of one year from August 31, 2004.

SELLING SECURITY HOLDERS

All of the shares of common stock issued are being offered by the selling security holders listed in the table below. We issued the shares of common stock in private placement transactions exempt from registration under the Securities Act pursuant to Regulation S.

The selling stockholders may offer and sell, from time to time, any or all of the common stock issued and the common stock issuable to them upon exercise of the share purchase warrants. Because the selling stockholders may offer all or only some portion of the 12,000,000 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

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The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of March 15, 2005, and the number of shares of common stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the selling stockholder.

Other than the relationships described below, none of the selling stockholders had or have any material relationship with us within the past three years. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Netfone	Common Shares owned by the Selling Stockholder (2)	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants(2)	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
Marija Bajic	2,000	4,000	6,000	Nil	0%
Mirko Bajic	2,000	4,000	6,000	Nil	0%
Steve Bajic	70,000	140,000	210,000	Nil	0%
Johnny Bevacqua	10,000	20,000	30,000	Nil	0%
Mark Burchak	10,000	20,000	30,000	Nil	0%
Tigera Caignou	70,000	140,000	210,000	Nil	0%
Marcello DeCotiis	46,000	92,000	138,000	Nil	0%
Kevin Epp	140,000	280,000	420,000	Nil	0%
Shane Epp	100,000	200,000	300,000	Nil	0%
Tim Fernback	10,000	20,000	30,000	Nil	0%
Anne Ferreira	300,000	600,000	900,000	Nil	0%
James Gillis	100,000	200,000	300,000	Nil	0%
Christi Huculak	300,000	600,000	900,000	Nil	0%
Graham Johnstone	300,000	600,000	900,000	Nil	0%
Trent Jordan	300,000	600,000	900,000	Nil	0%
Jaishrey Kartha	4,000	8,000	12,000	Nil	0%
Moe Kasei	4,000	8,000	12,000	Nil	0%
Parisa Kasei	8,000	16,000	24,000	Nil	0%
Noriko Kusumoto	4,000	8,000	12,000	Nil	0%
Zary Malek	100,000	200,000	300,000	Nil	0%
Daniel Matwick	80,000	160,000	240,000	Nil	0%
Dan McFarland	10,000	20,000	30,000	Nil	0%
Dan Perko	300,000	600,000	900,000	Nil	0%

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Rosemary Remix	300,000	600,000	900,000	Nil	0%
Bruce Strebinger	200,000	400,000	600,000	Nil	0%
David Strebinger	300,000	600,000	900,000	Nil	0%
Judy Strebinger	300,000	600,000	900,000	Nil	0%
Laurence Waidmann	10,000	20,000	30,000	Nil	0%
Garyfalia Yassin	60,000	120,000	180,000	Nil	0%
Rana Yassin	60,000	120,000	180,000	Nil	0%
Riad Yassin	100,000	200,000	300,000	Nil	0%
Talal Yassin	300,000	600,000	900,000	Nil	0%
Hani Zabaneh	100,000	200,000	300,000	Nil	0%
(1)	Assumes all of the shares of common stock offered are sold. Based on 12,000,000 common shares issued and outstanding on March 15, 2005.
(2)

The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder. For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point have been disregarded.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling security holders will sell their shares of our common stock at a fixed price of $0.05 per share. The shares of common stock may be sold by the selling security holders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;
(c)	an exchange distribution in accordance with the rules of the exchange;
(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(e)	privately negotiated transactions; and
(g)	a combination of any aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

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In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will either: (i) amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares; or (ii) if appropriate, file a Rule 424 prospectus supplement disclosing the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

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Transfer Agent and Registrar

The transfer agent and registrar for our common stock is The Nevada Agency and Trust Company, 50 Liberty Street, Suite 880, Reno, Nevada 89501 (Telephone: 775.322.0626; Facsimile: 775.322.5623).

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or has a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders was passed upon by the law firm of Clark Wilson LLP of Vancouver, British Columbia, Canada.

MANAGEMENT

Directors and Executive Officers of Netfone

All directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. None of our officers are involved in the Company full-time. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Rafeh Hulays	President, Secretary, Treasurer and Director	37	June 8, 2004
Walid Salem	Director	30	June 8, 2004


Business Experience

The following is a brief account of the education and business experience during at least the past five years of each director and executive officer, indicating the principal occupation during that period, and the name and principal business of the organization in which such occupation and employment were carried out.

Rafeh Hulays

Dr. Hulays became our President, Secretary, Treasurer and a Director on June 8, 2004.

Dr. Hulays received his Ph.D. in Electrical and Computer Engineering from the University of British Columbia. At the University, Dr. Hulays participated in the Advanced Communications Technology Satellite (ACTS) propagation experiment (A NASA-JPL-CRC project). He also worked as a prime Research Assistant on several contracts funded

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by the Communications Research Centre to study the effect of precipitation on broadband wireless communication systems. Dr. Hulays worked as a Systems Design Engineer at PCS Wireless, Inc. and was later promoted to the position of Technology and Advanced R&D Manager where he was responsible for due diligence on companies and technologies, new product assessment and provided technical advice to senior management. He also handled the patent profile for the company. As a Program Manager at Elcombe Systems Limited (Now part of March Networks, a Newbridge networks spin-off between March 1998 and May 2000), Dr. Hulays was responsible for the overall development of the company’s new generation product. This included the business definition, business model, recruiting and managing the development team. As Vice President of R&D/Advance Services at Milinx Business Services (between May 2000 and May 2001), Dr. Hulays was responsible for the delivery of the company’s next generation of services focusing on (1) telephony services such as Unified Messaging, (2) next generation voice and data services, and (3) next generation wireless voice and data services. Dr. Hulays was a founder, Chief Technical Officer and Director of Universco BroadBand Networks and Universco BroadBand Americas, Inc. between June 2001 and September 2004.

Walid Salem

Mr. Salem became a Director on June 8, 2004.

At present, As Manager of CRM and Supplier Integration for the Canadian Tourism Commission (August 2003 - present), Mr. Salem is responsible for the worldwide deployment of its new CRM system. As well, Mr. Salem ensures the Commission is positioned to take advantage of new web and business applications while ensuring the capabilities of exchanging tourism partner products. Between April 2002 and August 2003, Mr. Salem provided strategic consultation services in the field of Customer Relationship Management practices to the Canadian Federal Government. As Vice-President Business Development at SiteBrand Corp. (June 2001 - April 2002), Mr. Salem, helped place the company in the Top 3 Up and Comer IT Product Technology Company (Branham Awards). The company consistently met its sales objectives as set by its Board. Mr. Salem joined Milinx Business Services (September 2000 - June 2001) as Vice-President New Ventures, and was subsequently promoted to Executive Vice-President Business Operations. Under his management, a series of e-business software and unified messaging solutions were released into the marketplace. Prior to that, Mr. Salem occupied the position of Vice-President of Sales and Marketing at WirelessON.com (January 1999 - August 2000), where he established an association of wireless companies, working on this project over and around his other set of duties as the General Manager. At PSINet Ltd (1998 - January 1999), Mr. Salem was the National Channels Marketing, Partnerships and Strategic Alliances Manager. He came to PSINet from iSTAR (1997 - January 1999), where he was customer communications manager. Mr. Salem started his career at Statistics Canada deploying CRM and helpdesk applications. Mr. Salem continues to pursue a career in consulting, specializing in: business modeling, go-to-market strategies, building alliances and partnerships, technology consulting, as well as customer relationship management software and process strategies.

Family Relationships

There are no family relationships between any director or executive officer.

Committees of the Board

We do not have a compensation or audit committee at this time.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

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3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of March 15, 2005, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Rafeh Hulays 2113 Trafalgar Street Vancouver, BC V6K 3S7	7,840,000	65.33%
Walid Salem 209 Flamborough Way Kanata, ON K2W 1G6	160,000	1.33%
Directors and Executive Officers as a group	8,000,000 common shares	66.66%
Anne Ferreira 1203-283 Davie Street Vancouver, BC V6B 5T6	900,000(2)	7.14%
Christi Huculak 7547 Cambie Street Vancouver, BC V6P 3H6	900,000(2)	7.14%
Graham Johnstone 310-2483 Yew Street Vancouver, BC V6K 3H3	900,000(2)	7.14%
Trent Jordan 1610 Wesbrook Crescent Vancouver, BC V6T 1W1	900,000(2)	7.14%
Dan Perko 507-1383 Marinaside Crescent Vancouver, BC V6Z 2W9	900,000(2)	7.14%
Rosemary Remix 307-168 Chadwick Court North Vancouver, BC V7M 3L4	900,000(2)	7.14%

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David Strebinger 417-456 Moberry Road Vancouver, BC V5Z 4L7	900,000(2)	7.14%
Judy Strebinger 1049 Shavington Street North Vancouver, BC V7L 1K7	900,000(2)	7.14%
Talal Yassin 304-1680 Bayshore Drive Vancouver, BC V6G 3H6	900,000(2)	7.14%
(1)

Based on 12,000,000 shares of common stock issued and outstanding as of March 15, 2005. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Includes share purchase warrants to acquire up to an additional 600,000 shares of common stock.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 common shares with a par value of $0.001. As at March 15, 2005 we had 12,000,000 common shares issued and outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

The holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of common stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our common stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged Amisano Hanson, chartered accountants, to audit our financial statements for the period from incorporation on June 8, 2004 to September 30, 2004. There has been no change in the accountants and no disagreements with Amisano Hanson on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with

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the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements included in this registration statement have been audited by Amisano Hanson, chartered accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

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The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

Our principal executive offices are currently located at Suite 1108 – 1030 West Georgia Street, Vancouver, BC, V6E 2Y3. We rent our office space from Universco Americas, Inc. on a month-to-month basis at a cost of $200 per month.

DESCRIPTION OF BUSINESS

Business Development During Last Three Years

Corporate History

We are in the business of providing voice applications over the internet via Internet Protocol (IP). We were incorporated in the State of Nevada on June 8, 2004. The address of our principal executive office is Suite 1108 – 1030 West Georgia Street, Vancouver, BC, V6E 2Y3.

Our Current Business

We intend to offer our NetFone broadband voice over Internet protocol, or VOIP in select markets in Canada. We may decide at a later point to enter into the US market. Such an expansion would depend on the availability of financing and on market conditions. The NetFone voice communications service will enable broadband Internet users to add digital voice communications services to their high-speed Internet connection. Customers can choose a phone number from any of the rate centers offered by the service, and then use a NetFone-supplied terminal adapter to connect any telephone to a broadband Internet connection and make or receive calls from a regular telephone number. All NetFone telephone accounts will come with voice mail, caller ID, call waiting, call waiting caller ID, call forwarding, hold, line-alternate, and web access to account controls. NetFone customers will be able to place calls to, and receive calls from, traditional telephone networks. NetFone customers may also place calls to each other for free. We will seek to interconnect with other VoIP players to establish a large free calling area for our subscribers. We do not have any discussions at the moment with any other service providers.

Business service will ideally have more features that meets the needs of businesses such as hunt groups (if a line is busy, a call hunts to the next available line), auto-attendant (automated receptionist welcoming caller to a company and asking caller to choose the desired extension) and multi-party conferencing (provides the ability for customer to set up multiple parties on a phone conference).

The service will be designed to have the look and feel of a regular telephone service. A caller will be assigned a regular telephone number and will be able to initiate and terminate calls through any broadband IP network. This can be ADSL (“Asymmetric Digital Subscriber Line”, a new technology that allows more data to be sent over existing copper telephone lines. ADSL requires a special modem), Cable, LAN (“Local Area Network”, which is

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used to connect multiple computers together in a confined area. Most LANs are confined to a single office, a building or group of buildings), fiber or any other broadband internet connection.

The service will work with any SIP-compliant (“Session Initiation Protocol” - this is a signaling protocol for Internet conferencing, telephony, presence, events notification and instant messaging), IP phone, or gateway. Multiple voice or fax lines could be provisioned through the same connection.

The customer may sign up for our service through an easy to use web interface at www.netfone.ca. The residential service is currently available on a limited basis till the end of January, 2005. At that point, we expect that our processes (billing, provisioning and support) will be automated to the degree we are able to support a large customer base. We will be providing the service in the top 24 cities in Canada.

We anticipate that our business service will be available initially in Vancouver, British Columbia, Canada in April 2005 and will be rolled gradually to other markets in Canada.

For the residential service, we expect to use, primarily, our inhouse voice over IP system purchased from SNOM (www.snom.com). For more advanced residential users, we will be using a voice over IP system developed by Broadsoft (www.broadsoft.com) and hosted by Xiptel (www.xiptel.com).

For the business service, we expect to use, primarily, the voice over Internet protocol system developed by Broadsoft. Our in-house system will allow us to continue to provide service to our customers in case of the discontinuance of Xiptel service due to any unforeseen circumstances (bankruptcies, disputes, etc...).

Customers will have the option to either rent a terminal adapter on a monthly basis or purchase one from NetFone. NetFone currently uses Grandstream (www.grandstream.com) and Linksys (www.linksys.com) terminal adapters. We purchase devices directly from Grandstream and Linksys devices through Ingram Micro (www.ingram.com). NetFone’s terminal adapter charges cover the cost of the device, the programming of the device and shipping cost. NetFone rental fee (which is in addition to the service fee) recovers the cost of the terminal adapter in 1.5 years.

We anticipate that approximately 25% of our total revenues will be derived from the sale and rental of the terminal adapters.

Pricing Structure

NetFone will charge customers:

-	A basic monthly fee that include unlimited free calling in a NetFone defined free calling area. Currently this free calling area will cover the largest 24 cities in Canada:
	o	Basic residential service: $12.95 Canadian per month per line
	o	Advanced residential service (more features that the basic package): $14.95 Canadian per month per line
	o	Business service: $24.95 Canadian dollars per month per line.
-

Additional fees are charged for calls outside this free calling area. These are billed on per minute basis (2.5 Canadian cents per minute in the US and Canada. International rates are published on the web site).

-	For the purchase or rental of the terminal adapter.

Industry Background

VOIP is a technology that enables voice communications over the Internet through the compression of voice into data packets that can be efficiently transmitted over data networks and then converted back into voice at the other end. Data networks, such as the Internet or LANs, have always utilized packet-switched technology to transmit

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information between two communicating terminals (for example, a PC downloading a page from a web server, or one computer sending an e-mail message to another computer). The most common protocol used for communicating on these packet switched networks is internet protocol, or IP. VOIP allows for the transmission of voice along with other data over these same packet switched networks, and provides an alternative to traditional telephone networks, which use a fixed electrical path to carry voice signals through a series of switches to a destination. Because of the compression of voice, VOIP calls occupy substantially less bandwidth space than traditional telephone calls which enable the service providers to more efficiently use their infrastructure (fiber and copper lines). This and the ability of both internet data and voice to share the same infrastructure translate into cost savings.

As a result of the potential cost savings and added features of VOIP, we believe that consumers, enterprises, traditional telecommunication service providers and cable television providers are viewing VOIP as the future of telecommunications. Frost & Sullivan VOIP program leader Jon Arnold expects VOIP to attract 18.1 million North American residential subscribers by 2008. (Frost & Sullivan report titled “North America Residential VOIP market: Everybody’s Talkin’ at Me,” 2004). IP Centrex (Centrex is a business phone service delivered by a phone company. IP centrex is a equivalent service provided over Internet Protocol which we refer to here as Business Service) lines are expected to exceed 1.7 million lines by 2007 (Frost & Sullivan: “Are you ready for VOIP? How to realize cost savings and improve productivity with VOIP” by Elka Popova, 2004).

The traditional telephone networks maintained by many local and long distance telephone companies were designed solely to carry low-fidelity audio signals with a high level of reliability. Although these traditional telephone networks are very reliable for voice communications, these networks are not well suited to service the explosive growth of digital communication applications for the following reasons:

•	They are expensive to build because each subscriber’s telephone must be individually connected to the central office switch, which is usually several miles away from a typical subscriber’s location;
•	They transmit data at very low rates and resolutions, making them poorly suited for delivering high-fidelity audio, entertainment- quality video or other rich multimedia content;
•	They use dedicated circuits for each telephone call, which allot fixed bandwidth throughout the duration of each call, whether or not voice is actually being transmitted; and
•	They may experience difficulty in providing new or differentiated services or functions, such as video communications, that the network was not originally designed to accommodate.

Until recently, traditional telephone companies have avoided the use of packet switched networks for transmitting voice calls due to the potential for poor sound quality attributable to latency issues (delays) and lost packets which can prevent real-time transmission. Recent improvements in packet switch technology, compression and broadband access technologies, as well as improved hardware and provisioning techniques, have significantly improved the quality and usability of packet-switched voice calls.

Packet-switched networks have been built mainly for carrying non real-time data. The advantages of such networks are their efficiency, flexibility and scalability. Bandwidth is only consumed when needed. Networks can be built in a variety of configurations to suit the number of users, client/server application requirements and desired availability of bandwidth, and many terminals can share the same connection to the network. As a result, significantly more traffic can be transmitted over a packet switched network, such as a home network or the Internet, than a circuit-switched telephony network. Packet switching technology allows service providers to converge their traditionally separate voice and data networks and more efficiently utilize their networks by carrying voice, video, fax and data traffic over the same network. The improved efficiency of packet switching technology creates network cost savings that can be passed on to the consumer in the form of lower telephony rates.

The exponential growth of the Internet in recent years has proven the scalability of these underlying packet switched networks. As broadband connectivity, including cable modem and digital subscriber line, or DSL, has become more available and less expensive, it is now possible for service providers like us to offer voice and video services that run over these IP networks to businesses and consumers. Providing such services has the potential to both substantially lower the cost of telephone service and equipment costs to these customers and to increase the breadth of features

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available to the end-user. Services like full-motion, two-way video are now supported by the bandwidth spectrum commonly available to broadband customers, whether business or residential.

Competitive Factors

The primary competition comes primarily from several industry participants:

Incumbent Telephone players: These include companies such as Telus and Bell. These companies currently dominate the voice market and we expect them to remain the dominant force for the time being. These companies currently offer traditional telephone service but have announced plans to launch their own VOIP telephony service.

Cable Companies: We believe that Cable Internet will be the primary mean of delivering VOIP telephony to homes. We believe that both Shaw and Rogers intend to roll out their VOIP service in the near future.

Alternate Carriers: such as Primus and Sprint who have introduced VOIP services similar to ours in Canada.

US-based VOIP players: There are US companies that are targeting the residential markets, such as Vonage (http://www.vonage.com) and 8x8 with their packet8 offering (http://www.packet8.com). Vonage is already in Canada and Packet8 will likely move to Canada in the near future

Canadian-based VOIP players: There are also other VOIP players that are entering the Canadian market. These players vary in their backgrounds, size and financial abilities.

NetFone does not plan to compete with providers of free VOIP services. However, NetFone subscribers will be able to call each other for free and the company plans to interconnect its network with other VOIP providers networks to create a large free calling zone for its subscribers.

It should be noted that NetFone is one of the smaller companies entering this market and is substantially smaller than any of the competing companies mentioned above. NetFone hopes to market to recent ethnic communities that are heavy international callers. NetFone is also hoping to position itself to enable the small and medium-sized service provider (ISPs and calling card companies) to offer VOIP to their customer base.

Based upon our review of the market and our competitors, we believe that NetFone provides the largest free calling area in Canada at the lowest price point in the market.

VOIP Platform

Our Voice over IP services conform to the Session Initiation Protocol (SIP) which is currently the dominant VOIP standard. Our platform is composed of SIP-Proxy servers, Media Servers, Pre-paid Servers, PSTN Gateways and Web, Database and Billing Servers.

SIP Proxy Servers: We deploy SIP proxies that are responsible for authorizing customer’s devices and routing calls according to a pre-determined call plan. These SIP Proxies are software that are deployed on computer servers in a redundant configuration.

Media Servers: This is where much of the media processing (such as voicemail, IVR, compression, decompression and conference voice processing) occurs. We currently use software-based media servers.

Pre-paid Servers: Pre-paid servers are software that is similar to pre-paid calling cards. They allow long distance calls to go through only if the customer have a positive balance. If the customer balance becomes negative, the customer is denied the ability to make long distance calls and is prompted to visit their web portal to add more credit (via credit card). We intend to deploy prepaid servers that will enable us to move our residential subscribers to the above-described pre-paid model.

PSTN Gateways: Provide the interface between our voice over IP network and the public switched telephone network. They are geographically distributed to provide local Dial-tone.

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Web, Database and Billing Servers: These are industry-standard servers running on Unix-based (open source) operating system.

Marketing

Our marketing efforts will be directed toward executing our strategy of building a network of complementary strategic partnerships with service providers (Internet Service Providers, resellers, Application Service Providers, etc...) that will drive adoption of our VOIP services by customers. We intend to develop strong alliances with key organizations to maximize market proliferation and market share. This strategy will build revenues, establish the NetFone brand and establish lasting channels partnerships creating a definite barrier to entry for other competitors. We will support direct sales efforts, and partnership programs, with strategically targeted advertising. Our marketing efforts are currently in the preliminary planning stages.

NetFone marketing will target two audiences. They are:

•

The service providers who will offer the services to their end-users. We will emphasize how our products and services can add value and increase revenue for the service provider with minimal risk and capital. It will hopefully establish NetFone as the brand name for Voice ASPs and associate NetFone with reliability, innovation and profitability.

•

The end-user of our services that will be purchasing them: (1) through the service providers (The goal of marketing is to make “Powered by NetFone” a desirable and sought-after band name), or (2) the NetFone service directly through our web site or through our sales channel.

NetFone intends to eventually utilize a variety marketing tools. These may include:

Internet Marketing such as news forums, web seminars, search engine promotion, email campaigns, web advertising, e-newsletters, Online PR and press releases.

Advertising in key publications targeting ISPs, ASPs and vertical markets’ publications.

Traditional Marketing Collateral: such as brochures, product descriptions, power point (and other forms) presentations, etc...

White Papers: NetFone intends to produce white papers about the market in general, about the company’s products and the advantage of the hosted solution. Different white papers will be targeted to different audiences (technical, marketing, bottom-line financials, different market segments, ...).

Article submissions into trade journals: This will hopefully establish the company as VOIP subject experts.

Subject-expert speakers at events such as conferences, trade shows, etc...

Coverage in the media: We will endeavor to get media coverage by associating with projects that positively affects people lives. This may include donating our service to select charitable organizations, providing newcomers with free service for the first month, or sponsoring other charitable endeavours which provide exposure to potential customers.

Branding: While it is difficult for a start up company to establish a consumer brand name, netFone realizes the critical importance of making “Powered By NetFone” a symbol of quality in the market place. We will insure wherever possible that this critical “branding experience” will appear on all of our products and web pages.

Direct marketing: Distribution of advertisement by mail or through newspaper can be effective in creating awareness of our service.

Conferences: Attending conferences for the various industry segments (IT, telephony service providers, reseller, etc...) is important.

Community events: Being involved in community events is a low-cost mean of getting visibility. For example, communities and organizations are always seeking prizes for raffles they use to raise funding. Providing a prize for six month free service is a low cost approach for us to get visibility.

Sales

NetFone intends to utilize a variety of direct and indirect channels and direct sales. We also hope to establish an oversea sales channel. North American (US and Canada) numbers are desirable for many oversea individuals who have relatives and friends in North America, and companies who may conduct business in North America. Whenever possible, we intend to negotiate distribution agreement with one or more entities in select countries to market our services. We do not currently have any specific arrangements in any particular countries.

Indirect Channels (Service Providers)

Indirect channels include service providers such as Internet Service Providers, vertical Application Service Providers (vertical ASP’s focus on a narrow market segment), Horizontal Application Service Providers (horizontal ASPs market their application to a wider audience or to the general public) or web portals (these are web sites with significant content and visitors).

Indirect Channel service will market our VOIP services to their customer base under their own brand name. They will bill and support their end users. Indirect channel providers will acquire the VOIP services from NetFone on a wholesale basis.

Direct Sales/Distribution Channels

We intend to sell through a direct distribution channel such a Value-Added Resellers (VAR). The primary VAR types that will be targeted are:

•	Communications VARs that handle the communication needs for businesses.
•	IT VARs that handle the IT requirements of businesses.

Distribution channels will directly market NetFone’s branded, VOIP services and will receive compensation by way of a commission for their sales.

Direct Sales

We will sell directly to end-users. Our web site will be the primary mean with which customers will subscribe to our service. The website and sign-up interface are available at www.netfone.ca and they are continuously improved.

Employees

As of September 15, 2004, we employed 1 person who is engaged in the deployment of the VOIP platform, the evaluation of new products and provide support to customers. We are not subject to any collective bargaining agreements and we consider relations with our employee to be excellent.

Research and Development

We did not spend and specific funds on research and development activities during the period ending September 30, 2004, other than expenses that were generally incurred in the development of our business. We expect that our annual research and development expenses will increase as we complete work on other products that are currently in development.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Review of Operations / Plan of Operation

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this report. The statements contained in this section include projections of future results and forward-looking statements. All statements that are included in this registration statement, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this report, including, without limitation, in conjunction with those forward-looking statements contained in the report.

Plan of Operation

From the date of our incorporation on June 8, 2004 to now, we have been a start up company that has not generated any revenues. We anticipate that we may generate revenue from operations by April 2005.

Our operating expenses are classified primarily into three categories:

•

professional fees, which consists primarily of legal fees and accounting and auditing fees for the year end audit. The amount incurred by our company during the period from incorporation on June 8, 2004 to September 30, 2004 was $7,150 and for the three-month period ended December 31, 2004 was $14,425;

•

management/consulting fees, which consist primarily of fees paid by us to Rafeh Hulays, our President and director and TY International, for managing and organizing the company. TY International is a consulting company owned by Talal Yassin, one of our shareholders. TY International provided us business plan consulting and development, strategy, marketing, structuring and help with financing. The amount incurred by our company during the period from incorporation on June 8, 2004 to September 30, 2004 was $19,864, of which $8,333 was paid to Mr. Hulays and $8,500 was paid to TY International; and the amount incurred for the three-month period ended December 31, 2004 was $9,695, of which $8,971 was paid to Mr. Hulays; and

•

operating expenses, which consist primarily of the expenses incurred for rent and other administrative expenses. The amount incurred by our company during the period from on June 8, 2004 to September 30, 2004 was $3,333 and for the three-month period ended December 31, 2004 was $6,900.

With the filing of this registration statement we are taking the initial steps in “going public” and accessing the public markets. We are doing this both from an investor relations standpoint, so that our shareholders may have some liquidity in their investment in the event that a public market develops for our securities; and from a desire to make our company more readily able to attract future financing. As noted herein, we will require further financing to fund the expansion of our business and by being a public company we will be a more attractive investment for a wider range of potential investors.

On a going-forward basis, we anticipate that our annual legal and accounting/audit expenses as a result of “going public” will be approximately $20,000 annually, which will primarily consist of the costs associated with our continuous disclosure and financial reporting obligations.

We intend to continue the development of our business. Our personnel are continuously evaluating new opportunities that become available to better our product offering. This includes:

•	Improvement of our current products for ease of use and further functionality;
•	Evaluating Internet, managed IP network and Public Switched Telephone network providers to extend our services, better their quality and reduce their cost;

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•	Evaluating terminal devices, network equipment and application servers that will improve the performance of our service and maintain our competitiveness.

As noted below, we anticipate we will require up to $200,000 for the 12 months ending December 31, 2005 to fund our obligations in respect of our product development and for our ongoing operational expenses.

Development and Deployment Plan

Over the next twelve months, we will be continuously developing and improving our products. Over the next twelve months, we will:

-	The automation of our backend processes such as provisioning, billing and support;
-	Deploy our pre-paid platform and integrate it within our back-end processes;
-	The development of software to enable our service providers to securely access and provide our voice over IP systems.

Marketing and Sales Plan

Over the next 12 months, we will be developing a sale agent teams that will hopefully drive both direct and indirect sales. Eventually, sales agents will be managed by regional sale managers. All sale managers and sale agents will be commission-based independent contractors.

Personnel plan

We do not currently plan to add more personnel to our company. As the number of our subscribers increase, we will consider outsourcing customer support or hiring additional personnel.

Financial Condition, Liquidity and Capital Resources

Our principal capital resources have been through issuance of common stock, although we may use shareholder loans, advances from related parties, or borrowing in the future.

On August 31, 2004, we issued 4,000,000 units to 33 investors (the selling stockholders listed herein), at a price of $0.05 per unit, each unit being comprised of one share of our common stock and two share purchase warrants. Each Series A share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.10 per share for a period of one year from August 31, 2004 and each Series B share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.20 per share for a period of one year from August 31, 2004. The investors are all resident in the Province of British Columbia, Canada.

At September 30, 2004 and December 31, 2004, there was a working capital surplus of $152,957 and $99,329 respectively.

At December 31, 2004, our total assets were $144,851 which consisted primarily of cash of $97,556.

At December 31, 2004, our total current liabilities were $13,707.

We posted losses of $34,665 for the period from incorporation on June 8, 2004 to September 30, 2004 and $42,995 for the three-month period ended December 31, 2004. The principal components of the losses for the period from incorporation on June 8, 2004 to September 30, 2004 and the three-month period ended December 31, 2004 were consulting fees, accounting fees, legal fees and salaries.

Operating expenses for the period from incorporation on June 8, 2004 to September 30, 2004 and the three-month period ended December 31, 2004 were $34,665 and $37,995 respectively.

At December 31, 2004, we had cash on hand of $97,556.

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Cash Requirements

Presently, our revenues are not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to expand our current operations, although we anticipate that our current funds will enable us to address our minimal current and ongoing expenses and continue with the marketing and promotion activity connected with the development and marketing of our VOIP products and services throughout the period ending September 30, 2005. Our marketing and sales activities will initially primarily involve the creation of a commission-based sales force and, to the extend possible, pursue the marketing initiatives described in “Description of Business – Marketing” on page 28.

There is some doubt about our ability to continue as a going concern as the continuation of our business is dependent upon the successful and sufficient market acceptance of new VOIP products and services, the continuing successful promotion of our VOIP products and services, obtaining additional financing, and finally, maintaining a break even or profitable level of operations. The issuance of additional equity securities by us will result in a dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

We have incurred operating losses since inception, and this will continue into the year ending September 30, 2005. As we had cash on hand of $97,556 as at December 31, 2004, management projects that we may require an additional $125,000 to fund our ongoing operating expenditures, offering expenses and working capital requirements for the twelve month period ending December 31, 2005, broken down as follows:

Estimated Funding Required During the Twelve Month Period Ending December 31, 2005
Offering Costs	$24,000
Operating expenditures	Minimum - Maximum
Marketing & Sales	$24,000 - $42,000
General and Administrative	$30,000 - $42,000
Product development and deployment	$60,000 - $72,000
Working capital	$18,000 - $42,000
Total (including Offering Costs)	$156,000 - $222,000

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the period from incorporation on June 8, 2004 to September 30, 2004, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

There are no assurances that we will be able to obtain further funds as may be required for our continued operations. If required, we will pursue various financing alternatives to meet our immediate and long-term financial requirements, which we anticipate will consist of further private placements of equity securities, advances from related parties or shareholder loans. We have not entered into any definitive agreements with any shareholders or related parties for the provision of loans or advances. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Purchase or Sale of Equipment

We do not anticipate that we will expend any significant amount on equipment for our present or future operations.

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Going Concern

Due to our being a development stage company and not having generated revenues, in their report on our financial statements for the period from incorporation on June 8, 2004 to September 30, 2004, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

We have historically incurred losses, and through December 31, 2004 have incurred losses of $77,660 from our inception. Because of these historical losses, we will require additional working capital to develop our business operations. We intend to raise additional working capital through private placements, public offerings, bank financing and/or advances from related parties or shareholder loans.

The continuation of our business is dependent upon obtaining further financing and achieving a break even or profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available we may not increase our operations.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Application of Critical Accounting Policies

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials. However, given the early stages of our development and the fact that we have not generated any revenues from operations, none of the following policies have a material impact on any of our estimates and assumptions on our financial condition or operating performance.

Principles of Consolidation

Our consolidated financial statements include our accounts and the accounts of our wholly-owned Canadian subsidiary NetFone Services Inc. (“NSI”). We incorporated NSI on June 30, 2004. All inter-company transactions have been eliminated.

Development Stage Company

We comply with Financial Accounting Standard Board Statement (“FAS”) No. 7 and The Securities and Exchange Commission Act Guide 7 for our characterization as development stage.

Government Assistance

We receive government assistance in respect to the employment of our sole employee. The amount of the assistance is credited to wage expense and is recognized as a receivable when the related wage expense is incurred.

33

Capital Assets and Amortization

Capital assets consists of computer equipment and software and are recorded at cost. Amortization is provided using the straight-line method over three years, the estimated useful life of the asset.

Impairment of Long-lived Assets

Capital assets are reviewed for impairment in accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. Under FAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

Basic Loss Per Share

We report basic loss per share in accordance with FAS No. 128 “Earnings per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period.

Fair Value of Financial Instruments

The carrying value of our financial instruments consisting of cash and accounts payable and accrued liabilities approximate their carrying value due to the short-term maturity of such instruments. Unless otherwise noted, it is management’s opinion that we are not exposed to significant interest, currency or credit risks arising from these financial instruments.

Comprehensive Loss

We have adopted FAS No. 130 “Reporting Comprehensive Income”. Comprehensive loss is comprised of net loss and foreign currency translation adjustments.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Currently there is no established public trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. We are registering 12,000,000 shares of our common stock under the Securities Act for sale by the selling securities holders named in this prospectus.

As of March 15, 2005, there were 35 holders of record of our common stock. As of such date, 12,000,000 common shares were issued and outstanding.

Our common shares are issued in registered form. The Nevada Agency and Trust Company, 50 Liberty Street, Suite 880, Reno, Nevada 89501 (Telephone: 775.322.0626; Facsimile: 775.322.5623 is the registrar and transfer agent for our common shares. We have no other exchangeable securities.

34

We have not declared any dividends on our common stock since the inception of our company. There is no restriction in our Memorandum and Articles of Incorporation that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standarized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

EXECUTIVE COMPENSATION

The following table summarizes the compensation awarded to, earned by, or paid to our President and Chief Executive Officer and other officers and directors who received annual compensation in excess of $100,000 during the period from June 8, 2004 (Date of Incorporation) to September 30, 2004.

Summary Compensation Table
		Annual Compensation			Long Term Compensation(1)		Pay-outs
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Securities Under Options/ SAR’s Granted	Restricted Shares or Restricted Share Units	LTIP Pay- outs	All Other Compen- sation
Rafeh Hulays President & CEO	2004	$8,333(2)	Nil	Nil	Nil	Nil	Nil	Nil

(1)  The value of perquisites and other personal benefits, securities and property for the Named Executive Officers that do not exceed the lesser of $75,000 or 10% of the total of the annual salary and bonus is not reported herein.

(2)	This figure represents the fee payable under Mr. Hulays’ consulting agreement dated July 1, 2004.

35

Directors Compensation

Directors may be paid their expenses for attending each meeting of the directors and may be paid a fixed sum for attendance at each meeting of the directors or a stated salary as director. We have not determined what such fixed sum may be, if any. No payment precludes any director from serving our company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings, should we elect to do so in the future.

Employment Contracts and Termination of Employment and Change in Control Arrangements

There are no employment agreements between us or any of our subsidiaries and the Named Executive Officers, other than our consulting agreement with Rafeh Hulays as discussed herein.

Our company has no plans or arrangements in respect of remuneration received or that may be received by Named Executive Officers of our company to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $100,000 per Named Executive Officer.

Over the period from June 8, 2004 (Date of Incorporation) to September 30, 2004, our company incurred consulting fee expenses in the amount of $8,333. These consulting fee expenses were charged by Rafeh Hulays, our President and a director of our company. Pursuant to a consulting agreement with our Canadian wholly owned subsidiary Netfone Services Inc. dated July 1, 2004, Rafeh Hulays receives CDN$3,666 per month for the services he provides to our company in his capacity as our President and an employee. The consulting agreement with Mr. Hulays does not provide for a specific time of expiry and is terminable at the will of either party. In addition, the consulting agreement is not exclusive and Mr. Hulays may provide consulting services to other companies on the condition that such services would not conflict with the terms of our consulting agreement. However, currently Mr. Hulays devotes 100% of his working time to our company and so long as Mr. Hulays remains one of our directors and/or officers he will owe a fiduciary duty to our company that would prevent him from providing similar services to a competitor.

WHERE YOU CAN FIND MORE INFORMATION

We are not required to deliver an annual report to our security holders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Netfone, although material terms of material contracts are disclosed in this prospectus, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Netfone, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which

36

the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

37

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars and are prepared in conformity with generally accepted accounting principles of the United States.

The following Financial Statements pertaining to Netfone are filed as part of this Prospectus:


Name	Pages
Netfone Inc. (audited)
Independent Auditors’ Report of Amisano Hanson, Chartered Accountants, dated October 28, 2004	F-2
Consolidated Balance Sheets as at September 30, 2004	F-3
Consolidated Statements of Operations for the period from June 8, 2004 (inception) through September 30, 2004	F-4
Consolidated Statements of Cash Flows for the period from June 8, 2004 (inception) through September 30, 2004	F-5
Consolidated Statement of Stockholders’ Equity for the period from June 8, 2004 (inception) to September 30, 2004	F-6
Notes to Financial Statements	F-7
Netfone Inc. (unaudited)
Interim Consolidated Balance Sheets as at December 31, 2004	F-14
Interim Consolidated Statements of Operations for the period ended December 31, 2004 and for the period from June 8, 2004 (inception) through December 31, 2004	F-15
Interim Consolidated Statement of Cash Flows for the period ended December 31, 2004 and for the period from June 8, 2004 (inception) through December 31, 2004	F-16
Interim Consolidated Statement of Stockholders’ Equity for the period from June 8, 2004 (inception) to December 31, 2004	F-17
Notes to Financial Statements	F-18


NETFONE, INC.

(A Development Stage Company)

REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

(Stated in US Dollars)

F- 1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,

Netfone, Inc.

(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Netfone, Inc. (A Development Stage Company) and its subsidiary as of September 30, 2004 and the related consolidated statements of operations, cash flows and stockholders’ equity for the period from June 8, 2004 (Date of Incorporation) to September 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the financial position of Netfone, Inc. and its subsidiary as of September 30, 2004 and the results of their operations and their cash flows for the period from June 8, 2004 (Date of Incorporation) to September 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern unless it is able to generate sufficient cash flows and /or to obtain the necessary financing to meet its obligations and sustain its operations. Management’s plan in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
October 28, 2004	CHARTERED ACCOUNTANTS

SEE ACCOMPANYING NOTES

-

NETFONE, INC.

(A Development Stage Company)

CONSOLIDATED BALANCE SHEET

September 30, 2004

(Stated in US Dollars)

2004
ASSETS

Current
Cash	$155,199
Amounts receivable	2,603
Stock subscription receivable – Note 9	7,200

165,002
Capital assets – Note 3	19,823

$184,825

LIABILITIES

Current
Accounts payable and accrued liabilities – Note 6	$12,045

Common stock – Note 4
Authorized:
100,000,000 shares with a par value of $0.001 per share
Issued:
12,000,000 shares	12,000
Additional paid-in capital	196,000
Accumulated other comprehensive loss	(555)
Deficit accumulated during the development stage	(34,665)

172,780

$184,825

Nature and Continuance of Operations – Note 1

Commitment – Notes 4 and 8

F- 3

NETFONE, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF OPERATIONS

for the period June 8, 2004 (Date of Incorporation) to September 30, 2004

(Stated in US Dollars)

June 8, 2004 (Date of Incorporation) to September 30, 2004
Expenses
Accounting and audit fees	$4,100
Amortization	1,607
Bank charges	86
Consulting – Note 6	19,864
Filing fees and incorporation costs	1,433
Legal fees	3,050
Office	1,189
Travel and promotion	625
Salaries and benefits	2,711

Net loss for the period	(34,665)

Other comprehensive loss
Foreign currency translation adjustment	(555)

Comprehensive loss for the period	$(35,220)

Basic and diluted loss per share	$(0.00)

Weighted average number of shares outstanding	9,584,123

SEE ACCOMPANYING NOTES

F- 4

NETFONE, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF CASH FLOWS

for the period June 8, 2004 (Date of Incorporation) to September 30, 2004

(Stated in US Dollars)

June 8, 2004 (Date of Incorporation) to September 30, 2004
Operating Activities
Comprehensive loss for the period	$(35,220)
Add item not affecting cash
Amortization	1,607
Changes in non-cash working capital balance related to operations
Amounts receivable	(2,603)
Accounts payable and accrued liabilities	12,045

(24,171)

Financing Activity
Proceeds from common stock issuances	200,800

Investing Activity
Acquisition of capital assets	(21,430)

Increase in cash during the period	155,199

Cash, beginning of the period	—

Cash, end of the period	$155,199

Supplementary disclosure of cash flow information:
Cash paid for:
Interest	$—

Income Taxes	$—

Non-cash Transaction – Note 9

SEE ACCOMPANYING NOTES

F- 5

NETFONE, INC.

(A Development Stage Company)

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

for the period June 8, 2004 (Date of Incorporation) to September 30, 2004

(Stated in US Dollars)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Deficit Accumulated During the Development
	Number	Par Value	Capital	Loss	Stage	Total

Balance, June 8, 2004 (Date of Incorporation)	—	$—	$—	$—	$—	$—
Issued for cash:
Common stock – at $0.001	8,000,000	8,000	—	—	—	8000
Common stock – at $0.05	4,000,000	4,000	196,000	—	—	200,000
Net loss for the period	—	—	—	—	(34,665)	(34,665)
Foreign currency translation adjustment	—	—	—	(555)	—	(555)

Balance, September 30, 2004	12,000,000	$12,000	$196,000	$(555)	$(34,665)	$172,780

SEE ACCOMPANYING NOTES

SEE ACCOMPANYING NOTES

-

NETFONE, INC.

(A Development Stage Company)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2004

(Stated in US Dollars)

Note 1	Nature and Continuance of Operations

The Company is in the development stage. The Company is an IP Voice Application Service Provider (Voice ASP). The service will be provided directly to the end user through the Company’s NetFone product offering and, wholesale to Service Providers.

These consolidated financial statements have been prepared on a going concern basis. As at September 30, 2004 the Company has not yet attained profitable operations and has accumulated a deficit of $35,220 since inception. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the company will be able to continue as a going concern. These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

The Company was incorporated in the State of Nevada, United States of America on June 8, 2004.

Note 2	Summary of Significant Accounting Policies

These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgement. Actual results may vary from these estimates.

These consolidated financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned Canadian subsidiary NetFone Services Inc. (“NSI”). NSI was incorporated by the Company on June 30, 2004. All inter-company transactions have been eliminated.

-

NetFone, Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

September 30, 2004

(Stated in US Dollars) - Page 2

Note 2	Summary of Significant Accounting Policies – (cont’d)

Foreign Currency Translation

The Company’s subsidiary NSI translates amounts from its functional currency, Canadian dollars, into the reporting currency, United States dollars in accordance with Statement of Financial Accounting Standards No. 52 “Foreign Currency Translation”. Current assets and liabilities are translated at the exchange rate in effect at the date of the balance sheet. Capital assets, stockholders’ equity, revenues and expenses are translated at the exchange rates in effect at the date of the transaction. Any gains or losses arising as a result of such translations are not included in operations but are reported as a separate component of equity as cumulative translation adjustment.

Development Stage Company

The Company complies with Financial Accounting Standard Board Statement (“FAS”) No. 7 and The Securities and Exchange Commission Act Guide 7 for its characterization of the Company as development stage.

Government Assistance

The Company receives government assistance in respect to the employment of the Company’s sole employee. The amount of the assistance is credited to wage expense and is recognized as a receivable when the related wage expense is incurred.

Capital Assets and Amortization

Capital assets consists of computer equipment and software and are recorded at cost. Amortization is provided using the straight-line method over three years, the estimated useful life of the asset.

Impairment of Long-lived Assets

Capital assets are reviewed for impairment in accordance with FAS No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets”. Under FAS No. 144, these assets are tested for recoverability whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. An impairment charge is recognized for the amount, if any, which the carrying value of the asset exceeds the fair value.

F-8

NetFone, Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

September 30, 2004

(Stated in US Dollars) - Page 3

Note 2	Summary of Significant Accounting Policies – (cont’d)

Basic Loss Per Share

The Company reports basic loss per share in accordance with FAS No. 128 “Earnings per Share”. Basic loss per share is computed using the weighted average number of shares outstanding during the period.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes in accordance with FAS No. 109 “Accounting for Income Taxes”. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and loss carryforwards and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments consisting of cash and accounts payable and accrued liabilities approximate their carrying value due to the short-term maturity of such instruments. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Comprehensive Loss

The Company has adopted FAS No. 130 “Reporting Comprehensive Income”. Comprehensive loss is comprised of net loss and foreign currency translation adjustments.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting standards if currently adopted could have a material effect on the accompanying financial statements.

F-9

NetFone, Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

September 30, 2004

(Stated in US Dollars) - Page 4

Note 3	Capital Assets

		September 30, 2004
		Cost	Accumulated Amortization	Net

	Computer equipment	$21,430	$1,607	$19,823
Note 4	Capital Stock

Commitments

Share purchase warrants:

At September 30, 2004 the following share purchase warrants were outstanding entitling the holder to purchase one common share for each warrant held as follows:

	Number		Exercise Price	Expiry Date
	4,000,000	Series “A”	$0.10	August 31, 2005
	4,000,000	Series “B”	$0.20	August 31, 2005

	8,000,000
Note 5	Income Taxes and Deferred Tax Assets

No provision for income taxes has been provided for in these financial statements due to the net loss. At September 30, 2004 the Company has net operating loss carryforwards, which expire commencing in 2011, totalling approximately $34,665 the benefit of which has not been recorded in the financial statements.

The following table summarizes the significant components of the Company’s deferred tax assets:

Total
Deferred Tax Assets
Non-capital loss carryforward	$11,717
Less: valuation allowance	(11,717)

$—

The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is likely to be realized from future operations. The Company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

F-10

NetFone, Inc.

(A Development Stage Company)

Notes to the Consolidated Financial Statements

September 30, 2004

(Stated in US Dollars) - Page 5

Note 6	Related Party Transactions – Notes 8 and 9

During the period June 8, 2004 (Date of incorporation) to September 30, 2004, the company was charged $8,333 in respect to consulting services provided by the President of the Company.

Included in accounts payable and accrued liabilities is $613 owing to the President of the Company.

These charges were measured by the exchange amount which is the amount agreed upon by the transacting parties.

Note 7	Government Assistance

By agreement dated August 12, 2004, NSI entered into a wage subsidy agreement with Future Works Training Inc. (“FWT”), a government funded organization, in which the Company agreed to hire one employee as a Voice Over IP Telephony Specialist at the rate of CDN $40,000 per annum. FWT reimburses the Company 40% of this wage. The agreement expires on December 31, 2004.

Note 8	Commitments – Note 4

By an agreement dated July 1, 2004, NSI entered into a consulting services agreement on a month to month basis with the President of NSI in which NSI agreed to pay CDN$3,666 per month including all expenses that are associated with carrying out the duties as a consultant of the Company.

Note 9	Non-cash Transaction

Investing and financing activities that do not have a direct impact on current cash flows are excluded from the statement of cash flows. During the period ended September 30, 2004, the Company issued 8,000,000 shares at par value of $0.001 per share to the two directors of the Company for total proceeds receivable of $8,000. $800 was received during the period ended September 30, 2004 relating to this stock issuance. The stock subscription receivable of $7,200 was received subsequent to September 30, 2004 and was excluded from the statement of cash flows for the period June 8, 2004 (Date of Incorporation) to September 30, 2004.

F-13

-

F-11

NETFONE, INC.

(A Development Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Unaudited)

(Stated in US Dollars)

-

NETFONE, INC.

(A Development Stage Company)

INTERIM CONSOLIDATED BALANCE SHEET

December 31, 2004 and September 30, 2004

(Unaudited)

(Stated in US Dollars)

	December 31, 2004	September 30, 2004
ASSETS
Current
Cash	$97,556	$155,199
Amounts receivable	5,779	2,603
Inventory	4,348	—
Prepaid expenses	5,353	—
Stock subscription receivable	—	7,200

	113,036	165,002
Letter of credit – Note 4	12,479	—
Capital assets	19,336	19,823

	$144,851	$184,825

LIABILITIES

Current
Accounts payable and accrued liabilities – Note 6	$12,459	$12,045
Unearned revenue	1,248	—

	13,707	12,045

STOCKHOLDERS’ EQUITY

Common stock – Note 5
Authorized:
100,000,000 shares with a par value of $0.001 per share
Issued:
12,000,000 shares	12,000	12,000
Additional paid-in capital	196,000	196,000
Accumulated other comprehensive income (loss)	804	(555)
Deficit accumulated during the development stage	(77,660)	(34,665)

	131,144	172,780

	$144,851	$184,825

-

NETFONE, INC.

(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS

for the three months ended December 31, 2004

and for the period June 8, 2004 (Date of Incorporation) to December 31, 2004

(Unaudited)

(Stated in US Dollars)

	Three months ended December 31, 2004	June 8, 2004 (Date of Incorporation) to December 31, 2004

Revenues	$1,740	$1,740
Direct costs	6,740	6,740

Gross loss	(5,000)	(5,000)

Expenses
Accounting and audit fees	3,922	8,022
Amortization	1,487	3,094
Bank charges	716	802
Consulting – Note 6	9,695	29,559
Filing fees and incorporation costs	1,231	2,664
Foreign exchange	1,042	1,042
Legal fees	10,503	13,553
Office	1,242	2,431
Travel and promotion	2,669	3,294
Salaries and benefits	5,488	8,199

	37,995	72,660

Net loss for the period	(42,995)	(77,660)

Other comprehensive loss
Foreign currency translation adjustment	1,359	804

Comprehensive loss for the period	$(41,636)	$(76,856)

Basic and diluted loss per share	$(0.00)

Weighted average number of shares outstanding	12,000,000

SEE ACCOMPANYING NOTES

F-17

-

SEE ACCOMPANYING NOTES

F-15

NETFONE, INC.

(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS

for the three months ended December 31, 2004

and for the period June 8, 2004 (Date of Incorporation) to December 31, 2004

(Unaudited)

(Stated in US Dollars)

	Three months ended December 31, 2004	June 8, 2004 (Date of Incorporation) to December 31, 2004

Operating Activities
Net loss for the period	$(42,995)	$(77,660)
Add items not affecting cash:
Amortization	1,487	3,094
Foreign exchange	1,042	1,042
Changes in non-cash working capital balance related to operations:
Amounts receivable	(2,983)	(5,586)
Inventory	(4,263)	(4,263)
Prepaid expenses	(5,248)	(5,248)
Accounts payable and accrued liabilities	(103)	11,942
Unearned revenues	1,223	1,223

	(51,840)	(75,456)

Financing Activity
Proceeds from common stock issuances	7,200	208,000

Investing Activities
Acquisition of capital assets	(1,000)	(22,430)
Letter of credit	(11,883)	—

	(12,883)	(22,430)

Effect of foreign currency translation on cash	(120)	(79)

Increase (decrease) in cash during the period	(57,643)	110,035

Cash, beginning of the period	155,199	—

Cash, end of the period	$97,556	$110,035

Supplementary disclosure of cash flow information – Note 7

-

NETFONE, INC.

(A Development Stage Company)

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

for the period June 8, 2004 (Date of Incorporation) to December 31, 2004

(Unaudited)

(Stated in US Dollars)

	Common Stock		Additional Paid-in	Accumulated Other Comprehensive	Deficit Accumulated During the Development
	Number	Par Value	Capital	Income (Loss)	Stage	Total

Balance, June 8, 2004 (Date of Incorporation)	—	$—	$—	$—	$—	$—
Issued for cash:
Common stock – at $0.001	8,000,000	8,000	—	—	—	8,000
Common stock – at $0.05	4,000,000	4,000	196,000	—	—	200,000
Net loss for the period	—	—	—	—	(34,665)	(34,665)
Foreign currency translation
adjustment	—	—	—	(555)	—	(555)

Balance, September 30, 2004	12,000,000	12,000	196,000	(555)	(34,665)	172,780
Net loss for the three month period	—	—	—	—	(42,995)	(42,995)
Foreign currency translation adjustment	—	—	—	1,359	—	1,35	9

Balance, December 31, 2004	12,000,000	$12,000	$196,000	$804	$(77,660)	$131,144

-

NETFONE, INC.

(A Development Stage Company)

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

(Unaudited)

(Stated in US Dollars)

Note 1	Interim Reporting

While the information presented in the accompanying interim consolidated financial statements is unaudited, it includes all adjustments which are, in the opinion of management, necessary to present fairly the financial position, results of operations and cash flows for the interim period presented. All adjustments are of a normal recurring nature. It is suggested that these interim consolidated financial statements be read in conjunction with the Company’s September 30, 2004 annual consolidated financial statements.

Note 2	Nature of Operations

The Company is in the development stage. The Company is an IP Voice Application Service Provider (Voice ASP). The service will be provided directly to the end user through the Company’s NetFone product offering and, wholesale to Service Providers.

The Company was incorporated in the State of Nevada, United States of America on June 8, 2004.

Note 3	Summary of Significant Accounting Policies

These interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates, which have been made using careful judgment. Actual results may vary from these estimates.

These interim consolidated financial statements have, in management’s opinion, been properly prepared within the framework of the significant accounting policies summarized in the Company’s September 30, 2004 annual consolidated financial statements as well as the following:

Inventory

Inventory consists of telecommunications products and is valued at the lower of cost and net realizable value.

-

Note 3	Summary of Significant Accounting Policies – (cont’d)

Revenue Recognition

The Company recognizes revenue in accordance with SAB No. 101 “Revenue Recognition”. Revenues are recognized when product delivery has occurred, the services have been rendered and collection is reasonable assured. Revenue relating to Voice over Internet Protocol (“VoIP”) services is recognized on a straight-line basis over the term of the contract. Up-front set-up fees on VoIP reseller agreements is recognized on a straight-line basis over the term of the contract.

Note 4	Letter of credit

During the three month period ended December 31, 2004, the Company obtained the use of an on-line credit card service. Pursuant to this service agreement, the Company was required to provide a letter of credit of $12,479 (CDN$15,000).

Note 5	Capital Stock

Commitments

Share purchase warrants:

At December 31, 2004 the following share purchase warrants were outstanding entitling the holder to purchase one common share for each warrant held as follows:

Number	Type	Exercise Price	Expiry Date

4,000,000	Series “A”	$0.10	August 31, 2005
4,000,000	Series “B”	$0.20	August 31, 2005

8,000,000

NetFone, Inc.

(A Development Stage Company)

Notes to the Interim Consolidated Financial Statements

December 31, 2004

(Unaudited)

(Stated in US Dollars) – Page 2

Note 6	Related Party Transactions

The Company was charged the following expenses by the President of the Company:

	Three months ended December 31, 2004	June 8, 2004 (Date of Incorporation) to December 31, 2004

Consulting fees	$8,971	$17,304

These charges were measured by the exchange amount which is the amount agreed upon by the transacting parties.

Included in accounts payable and accrued liabilities is $4,641 (September 30, 2004: $613) owing to the President of the Company.

Note 7	Supplementary Disclosure of Cash Flow Information

Cash paid for:
Interest	$—	$—
Income Taxes	$—	$—

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DEALER PROSPECTUS DELIVERY OBLIGATION

Until _______________, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24	Indemnification of Directors and Officers.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize our company to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themself in good faith and that such person:

- reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favour by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themself in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- by independent legal counsel in a written opinion; or

42

- by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling security holders. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$76.02
Printing and engraving expenses(1)	$1,000
Accounting fees and expenses(1)	$5,000
Legal fees and expenses(1)	$15,000
Transfer agent and registrar fees(1)	$1,000
Fees and expenses for qualification under state securities laws	$0
Miscellaneous(1)	$1,000
Total	$23,076.02

(1) We have estimated these amounts.

Item 26	Recent Sales of Unregistered Securities - Last Three Years.

On June 8, 2004, we completed an offering of 5,000,000 shares of our common stock at a price of $0.001 per share to a total of 2 subscribers. The total amount received from this offering was $5,000. We relied on Regulation S and/or Section 4(2) of the Securities Act of 1933. The subscribers were not U.S. persons as that term is defined in Regulation S and no sales efforts were conducted in the U.S.

On June 28, 2004, we completed an offering of 3,000,000 shares of our common stock at a price of $0.001 per share to a total of 2 subscribers. The total amount received from this offering was $3,000. We relied on Regulation S and/or Section 4(2) of the Securities Act of 1933. The subscribers were not U.S. persons as that term is defined in Regulation S and no sales efforts were conducted in the U.S.

On August 31, 2004, we issued 4,000,000 units to 33 investors, at a price of $0.05 per unit, each unit being comprised of one share of our common stock and two share purchase warrants. Each Series A share purchase

43

warrant entitles the holder to purchase one additional share of our common stock at a price of $0.10 per share for a period of one year from August 31, 2004 and each Series B share purchase warrant entitles the holder to purchase one additional share of our common stock at a price of $0.20 per share for a period of one year from August 31, 2004. We issued the units in an offshore transaction to non-U.S. Persons relying on Regulation S and no sales efforts were conducted in the U.S.

Item 27	Exhibits.

The following Exhibits are filed with this Prospectus:


Exhibit Number	Description
3.1	Articles of Incorporation (1)
3.2	By-laws (1)
4.1	Form of Share Certificate (3)
5.1	Opinion of Clark Wilson LLP regarding the legality of the securities being registered (2)
10.1	Consulting Agreement dated July 1, 2004 between Rafeh Hulays and Netfone Services Inc. (1)
10.2	Form of Subscription Agreement (1)
21.1	Subsidiaries of Netfone, Inc. Netfone Services, Inc.
23.1	Consent of Independent Auditor (Amisano Hanson) (1)

(1) Incorporated by reference to our Registration Statement on Form SB-2 filed on December 1, 2004.

(2) Incorporated by reference to our Registration Statement on Form SB-2/A filed on January 18, 2005.

(3) Incorporated by reference to our Registration Statement on Form SB-2/A filed on February 8, 2005.

Item 28	Undertakings.

The undersigned Company hereby undertakes that it will:

(1)	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:
(a) any prospectus required by Section 10(a)(3) of the Securities Act;
(b)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;
(2)

for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Netfone pursuant to the foregoing provisions, or otherwise, Netfone has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by Netfone of expenses incurred or paid by a director, officer or controlling person of Netfone in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, Netfone will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

45

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, British Columbia on March 18, 2005.

NETFONE, INC.

a Nevada corporation

/s/ Rafeh Hulays

By: Rafeh Hulays, President, Secretary, Treasurer

and Director

(Principal Executive Officer, Principal Financial Officer

and Principal Accounting Officer)

/s/ Walid Salem

Walid Salem, Director